Arrow and Arrow ETF Regular Meeting of the Board of Trustees - Other Business

SECOND AMENDMENT TO
FUND SERVICES AGREEMENT

THIS SECOND AMENDMENT TO FUND SERVICES AGREEMENT (this “Amendment”) is effective as of June 1, 2018, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”), Arrow Investments Trust, a Delaware statutory trust, and Arrow ETF Trust, a Delaware statutory trust (each a “Trust” and together the “Trusts”).

WHEREAS, GFS and the Trusts are parties to that certain Fund Services Agreement dated June 11, 2015, as amended (the “Agreement”); and

WHEREAS, the U.S. Securities and Exchange Commission has adopted new rules and forms, including without limitation, Form N-CEN, designed to modernize the reporting and disclosure of information by registered investment companies (the “Reporting Modernization Rules”); and

WHEREAS, GFS seeks the Trusts’ approval of additional fees associated with the preparation and filing of Form N-CEN as required by the Reporting Modernization Rules to cover the increased cost to GFS of providing such service; and

WHEREAS, the Trusts’ Board of Trustees is agreeable to the aforementioned additional fees.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree to amend the Agreement as follows:

1.	Amendments.

(a)	Section 6 of Appendix I to the Agreement hereby is deleted in its entirety and replaced with the following:

6)	Provide all raw data available from its mutual fund accounting system for the Fund’s investment adviser or the administrator to assist in preparation of the following:

a.	Semi-annual financial statements;

b.	Annual form N-CEN and annual tax returns;

c.	Financial data necessary to update form N-1A;

d.	Annual proxy statement; and

e.	The website disclosure provided by the Trusts pursuant to any exemptive relief on which a Fund relies.

497

Arrow and Arrow ETF Regular Meeting of the Board of Trustees - Other Business

(b)	Section 9 of Appendix II to the Agreement hereby is deleted in its entirety and replaced with the following:

9)	In consultation with legal counsel for each Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

a.	amendments to each Trust’s Registration Statement on Form N-1A;

b.	periodic reports to the Trustees, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;

c.	notices pursuant to Rule 24f-2;

d.	proxy materials; and

e.	reports to the SEC on Forms N-SAR, N-CEN, N-CSR, N-Q, N-PORT, N-23c-3 and N-PX (as applicable).

(c)	Appendix III to the Agreement hereby is amended by inserting the following paragraph d. immediately after paragraph c. under Fund Administration Fees, Section 2:

d.	Reporting Modernization fees. Each Fund shall pay an annual reporting modernization fee of $500.00 for N-CEN filings and in addition will be assessed separate charges for third-party data sourcing.

2.	Miscellaneous.

(a)	Except as hereby amended, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

ARROW INVESTMENTS TRUST		GEMINI FUND SERVICES, LLC

By:		By:
	Name: Joseph Barrato		Name: Kevin Wolf
	Title: President		Title: President

ARROW ETF TRUST

By:
Name: Joseph Barrato
Title: President

498